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                                 GALILEO NEWS
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                                                                    EXHIBIT 99.1

Investor Relations - Gregory Riedel (508) 347-4222


                 GALILEO ACQUIRES LES ENTREPRISES GALENICA, INC.
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STURBRIDGE, MA, FEBRUARY 4, 1998 - Galileo Corporation (NASDAQ National Market:
GAEO) announced today that it has acquired Les Entreprises Galenica, Inc. ("Galenica"), a privately held company, based in near Montreal, Canada. Galileo will acquire all of the outstanding shares of Galenica for approximately US$3.2 million in cash. Galenica manufactures and markets a broad line of disposable, single-use vaginal specula, the most frequently used diagnostic instrument used by OB/GYN physicians, clinics and hospitals. These products are marketed primarily in the United States, Canada, Latin America and Europe through an extensive international distributor network. Last year's revenues were in excess of US$3.0 million.

William T. Hanley, President and Chief Executive Officer, commented, "We are very pleased to add Galenica's devices to Leisegang Medical's growing product portfolio. This acquisition represents a continuation of our strategy to position Galileo as a provider of high-quality women's health diagnostic products and strengthens our presence in this growing worldwide market."

Dr. Jacques R. Marcotte, President, Galenica, stated, "Our customers will significantly benefit from Galenica's strengths in international distribution which will expand the global presence for all of Galileo's products and our fully-integrated manufacturing facility which will ensure the highest product quality."


Galileo Corporation   Galileo Park    P.O. Box 550    Sturbridge, MA 01566 USA
              TEL. (508) 347-9191        FAX (508) 347-3849
               World Wide Web Site: http://www.galileocorp.com

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Galileo, along with its recently acquired wholly-owned subsidiary, OFC
Corporation, develops, manufactures and markets products based on its core optical and photonic technologies for applications in medical products and instruments, telecommunication products, analytical instruments and office equipment. The Company markets its products to OEMs, through marketing partners and direct to end-users. Leisegang Medical, a wholly-owned subsidiary, develops, manufactures, and markets women's health-related medical products. Please visit our web sites at www.galileocorp.com and www.ofccorp.com for additional information.